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                                                                  Exhibit 99(a)

                              FOR IMMEDIATE RELEASE

Contacts:     Sandra L. Stockhorst               Tina M. Farrington
              VP, Investor Relations             SVP, Marketing
              (419) 784-4023                     (419) 784-2549


           RURBAN FINANCIAL CORP. REVISES ITS 2001 FOURTH QUARTER AND
                            YEAR-END EARNINGS RELEASE

DEFIANCE, Ohio, April 2, 2002 - Rurban Financial Corp. (NASDAQ: RBNF) ("Rurban") announced today it would be revising its 2001 fourth quarter and year-end earnings release. Rurban's management is currently working with its outside auditors to reassess the adequacy of its allowance for loan losses and estimates that the related provision for loan losses will be increased by not more than $4.5 million ($3.0 million after tax) for a total loan loss provision for the year 2001 of approximately $8.9 million. Therefore, Rurban's year-end financial statements are not complete and Rurban will request an extension of the deadline for filing its 2001 Annual Report on Form 10-K with the Securities and Exchange Commission. After taking into account the estimated increase in the provision for loan losses, Rurban estimates that its 2001 earnings will not be less than $2.0 million. Rurban intends to file its Annual Report on Form 10-K with the Securities and Exchange Commission no later than April 15, 2002.

About Rurban Financial Corp.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF.

The Company currently has 10,000,000 shares of stock authorized and 4,564,513 shares outstanding. The investment banking firms of McDonald & Co. Securities Inc. (Trident Securities Division), Sweney Cartwright and Co., and Friedman, Billings, Ramsey Group, Inc. are the primary market makers for these shares.

Rurban's wholly owned subsidiaries and operating divisions are The State
Bank and Trust Company, Reliance Financial Services, N.A., The Peoples Banking Company, The First Bank of Ottawa, The Citizens Savings Bank Company, Rurbanc Data Services, Inc. (RDSI), and Rurban Life Insurance Company. The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton, Hancock, Putnam, Sandusky, Wood, Cuyahoga, and Summit. Reliance Financial Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. Rurban intends that such forward-looking statements be subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations regarding important risk factors including those identified in Rurban's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed or implied in the forward-looking statements, and the making of such statements should not be regarded as a representation by Rurban or any other person that the results expressed therein will be achieved.




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